Amendment to Subadvisory Agreement

for AST T ROWE PRICE LARGE-CAP VALUE PORTFOLIO

AST Investment Services, Inc., PGIM Investments LLC (formerly Prudential Investments LLC) (collectively, the “Manager”) and T. Rowe Price Associates, Inc. (“Subadviser”) hereby agree to amend the Subadvisory Agreement, dated as of October 11, 2016, by and among the Manager and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST T. Rowe Price Large-Cap Value Portfolio as follows;

  All references to “AST Value Equity Portfolio” are hereby changed to “AST T. Rowe Price Large-Cap Value Portfolio”; and
  Schedule A is hereby deleted and replaced with the attached Schedule A.

IN WITNESS HEREOF, AST Investment Services, Inc., PGIM Investments LLC, and T. Rowe Price Associates, Inc. have duly executed this Amendment as of the effective date of this Amendment.

AST Investment Services, Inc.

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: President

PGIM INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin

Title: Senior Vice President

T. Rowe price associates, inc.

By: /s/ Terence Baptiste

Name: Terence Baptiste

Title: Vice President

Effective Date as Revised: December 1, 2018

SCHEDULE A

Advanced Series Trust

AST T. Rowe Price Large-Cap Value Portfolio

As compensation for services provided by T. Rowe Price Associates, Inc. (“T. Rowe Price”), AST Investment Services, Inc. and PGIM Investments LLC (collectively, “Manager”), as applicable, will pay T. Rowe Price an advisory fee on the net assets managed by T. Rowe Price* that is equal, on an annualized basis, to the following:

Portfolio	Subadvisory Fee**
AST T. Rowe Price Large-Cap Value Portfolio*

Portfolio daily net assets up to $100 million:
0.50% of average daily net assets to $50 million;
0.45% of average daily net assets over $50 million to $100 million

When Portfolio average daily net assets exceed $100 million:
0.40% of average daily net assets

When Portfolio average daily net assets exceed $200 million:
0.35% of average daily net assets

When Portfolio average daily net assets exceed $500 million:
0.325% on all assets up to $500 million;
0.30% of average daily net assets over $500 million

When Portfolio average daily net assets exceed $1 billion:
0.30% of average daily net assets

When Portfolio average daily net assets exceed $1.5 billion:
0.275% of average daily net assets

When Portfolio average daily net assets exceed $4 billion:
0.245% of average daily net assets

* For purposes of calculating the subadvisory fee, the assets of the Portfolio will be aggregated with the US Large-Cap Value Equity Strategy assets of all other Prudential entities (including the assets of certain insurance company’ separate accounts managed by T. Rowe Price for the Retirement business of Prudential and its affiliates) that are managed by T. Rowe Price.

** In the event T. Rowe Price invests Portfolio assets in other pooled investment vehicles it manages or subadvises, T. Rowe Price will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to T. Rowe Price with respect to the Portfolio assets invested in such acquired fund. Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Effective Date as Revised: December 1, 2018